Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Lake Shore Bancorp, Inc.:

Name	State of Incorporation
Lake Shore Bank*	New York

*	As part of the conversion, Lake Shore Savings Bank will convert its charter to a New York commercial bank and will be renamed Lake Shore Bank.